Exhibit 10.12

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is entered into as of the 23rd day of December, 2024, between 21Shares Polkadot Trust, a Delaware statutory trust organized and existing under the laws of Delaware (the “Trust”), and Web 3.0 Technologies Foundation, a Swiss Stiftung (the “Purchaser” and, together with the Trust, collectively, the “Parties” and, each, a “Party”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

I.	PURCHASE AND SALE OF THE SHARES

(1) SALE AND ISSUANCE OF SHARES. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust, 2,400,000 shares of beneficial interest (the “Shares”), representing fractional undivided beneficial interests in the net assets of the Trust (the “Beneficial Interests”), for an aggregate purchase price in an amount equivalent to Sixty Million U.S. Dollars ($60,000,000) in the native token of the Polkadot blockchain (“DOT”) (the “Consideration”). The transactions contemplated pursuant to this Agreement are collectively referred to herein as the “Transaction.”

(2) CLOSING; DELIVERY.

(i) The purchase and sale of the Shares shall take place remotely via the exchange of this Agreement, any side letter and any other documents necessary to facilitate the subscription process and signatures at 10:00 A.M. (New York City time) on a date within forty-five (45) days of the date hereof, subject to extension by mutual agreement of the Parties hereto in writing, which 21Shares US LLC, a limited liability company organized and existing under the laws of Delaware and the sponsor of the Trust (the “Sponsor”), in its capacity as sponsor of the Trust shall not unreasonably withhold (which time and place are designated as the “Closing”).

(ii) At the Closing, the Purchaser shall deliver to the Trust the Consideration (calculated pursuant to the formula indicated below) to the wallet address identified by the Trust in writing in exchange for the Shares being purchased by such Purchaser.

The exact amount of DOT to be provided as the Consideration shall be 6,827,025.92 DOT, which was calculated based on the 30-day average price of DOT/USD, with the last day of such 30-day period being the business day prior to the date the Parties enter into this Agreement, using the price data from the CME CF Polkadot - Dollar Reference Rate - NY Variant (if available) or another source mutually agreed upon by the Parties.

(iii) At the Closing, the Trust shall (a) deliver to each Purchaser the Shares being purchased by such Purchaser after receipt of payment of the Consideration and (b) make a corresponding book entry notation on the books of the Trust representing the Purchaser’s purchase of the Shares.

II.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

(1) PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made by the Trust with the Purchaser in reliance upon the Purchaser’s representation to the Trust, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Shares are being acquired for investment for the Purchaser’s own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of any of the Shares, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.

The Trust represents the following:

(i) Each of the Shares shall be duly and validly authorized and, when issued and delivered against payment therefor at the Closing, will be duly and validly issued and fully paid and non-assessable and as of the time of payment of the Consideration by the Purchaser will conform in all material respects to the description of the Shares contained in the Amended and Restated Trust Agreement of 21Shares Polkadot Trust, dated as of December 23, 2024 (the “Trust Agreement”); and

(ii) The issuance and sale of the Shares by the Trust and the compliance by the Sponsor and the Trust with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Sponsor or the Trust is a party or by which the Sponsor, or the Trust is bound or to which any of the property or assets of the Sponsor or the Trust is subject, except where such conflict, breach or violation, as the case may be, would not have a material adverse effect on the ability of the Sponsor or the Trust to perform its obligations under this Agreement, nor will such action result in any violation of the provisions of the constitutive documents of the Sponsor, the Trust, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Sponsor, or the Trust or any of their respective properties, except where such violation would not have a material adverse effect on the ability of the Sponsor to perform its obligations under this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Shares hereunder or the consummation by the Sponsor or the Trust of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications as may be required under the rules of the Financial Industry Regulatory Authority, state securities, commodities or Blue Sky laws in connection with the purchase and distribution by the Purchaser of the Shares.

(iii) As of the Closing Date, and except for any side letter entered into with the Purchaser, there are no side letters, agreements, arrangements, or understandings in effect between the Trust and/or the Sponsor and any other party that modify, amend, supplement, or otherwise affect the terms of the Trust Agreement and/or this Agreement, or that create any additional rights, obligations, or conditions not expressly set forth in such agreement. The Trust affirms that it has not entered into any such side letters, whether oral or written, and is not aware of any discussions, negotiations, or commitments that could give rise to any such agreements as of the Closing.

(iv) As of the Closing Date, the Shares represent all of the issued and outstanding shares of capital stock of the Trust. No other shares, options, warrants, convertible securities, or other equity interests of the Trust are issued, outstanding, or reserved for issuance as of the Closing.

The Purchaser agrees that any sale of Shares must be effected in a manner consistent with this Subscription Agreement (including, for the avoidance of doubt, the consent of the Sponsor when applicable), all applicable laws, any plan of distribution contained in the Trust Agreement and that it shall deliver the Trust Agreement with any such sales when required by law.

By executing this Agreement, the Purchaser further represents that the (I) Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares and (II) the Trust reserves the right, in its sole discretion, to accept or reject any subscription document or capital contribution, in whole or in part, at any time prior to the acceptance of the relevant subscription or contribution. Acceptance by the Trust of any subscription document or capital contribution is effective only upon written confirmation by the Trust to the subscribing party.

(2) AUTHORIZATION. The Purchaser has full power, legal capacity and authority to enter into and perform the Purchaser’s obligations under this Agreement, and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection herewith. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies, in each case, regardless of whether any such enforcement shall be considered in a proceeding in law or equity.

(3) INVESTMENT EXPERIENCE. The Purchaser acknowledges that it (a) can bear the economic risk of the investment for an indefinite period of time, (b) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the Shares, (c) has adequate information concerning the business and financial condition of the Trust to make an informed decision regarding the purchase of the Shares, (d) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (e) has independently and without reliance upon the Trust, and based on such information and the advice of such advisors as the Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Purchaser acknowledges that neither the Trust nor any of the Trust’s affiliates is acting as a fiduciary or financial or investment adviser to the Purchaser, and none of such persons has given the Purchaser any investment advice, opinion or other information on whether the purchase of the Shares is prudent. The Purchaser further acknowledges and agrees that (i) the Trust currently may have, and later may come into possession of, material non-public information with respect to the Trust that is not currently known to the Trust and that may be material to a decision to sell the Shares (“Excluded Information”), (ii) the Purchaser has determined to acquire the Shares notwithstanding that such Excluded Information may exist and may not have been disclosed by the Trust to the Purchaser, (iii) the price for the Shares may significantly appreciate or depreciate over time and by agreeing to sell the Shares to the Purchaser pursuant to this Agreement, the Trust is giving up the opportunity to sell the Shares at a higher price in the future and (iv) the Trust shall have no liability to the Purchaser, and the Purchaser to the fullest extent of the law waives and releases any claims, whether known or unknown, that it might have against the Trust (or its affiliates or agents), whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the sale of the Shares and the transactions contemplated by this Agreement. The Purchaser is fully aware of (i) the lack of liquidity of the Shares and the restrictions on transferability of the Shares, (ii) the tax consequences of acquiring the Shares and (iii) the speculative nature of the Shares. The Purchaser is an “accredited investor” as defined under the Securities Act of 1933, as amended (the “1933 Act”). The Purchaser further represents and warrants that it will complete and return the investor questionnaire attached hereto as Exhibit A, in full and provide information therein that is accurate and truthful in all material respects at or prior to Closing.

(4) RESTRICTED SECURITIES. The Purchaser understands that the Shares are characterized as “restricted securities” under the United States securities laws inasmuch as they are being acquired from the Trust in a transaction not involving a public offering (and may bear a legend to that effect) and that under such laws and applicable regulations the Purchaser must hold the Shares unless the Shares are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, an exemption from such registration and qualification requirements is available or as may be otherwise permitted by applicable United States securities laws. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the resale limitations imposed by the 1933 Act, and existing resale limitations and holding periods for the Shares imposed by Rule 144 under the 1933 Act, some of which are outside of the Purchaser’s control.

(5) BAD ACTOR: As of the date hereof, neither the Purchaser nor any person or entity that is a “Covered Person” with respect to the Purchaser, as defined in Rule 506(d) of Regulation D under the 1933 Act, has been subject to any “Disqualifying Event” as described in Rule 506(d)(1) of the 1933 Act. The Purchaser agrees to promptly notify the Trust in writing if, at any time following the date hereof, the Purchaser or any Covered Person becomes subject to a Disqualifying Event or the representation in this Section 5 ceases to be true. The Purchaser further acknowledges and agrees that the Trust and the Sponsor may require additional information from the Purchaser in connection with Regulation D and that the Trust’s continued reliance on an exemption under Regulation D may be conditioned on the Purchaser’s and each Covered Person’s compliance with this Section 5.

(6) RELIANCE ON REPRESENTATIONS, WARRANTIES AND COVENANTS. The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the 1933 Act and any applicable state securities laws, and that the Trust is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

(7) TITLE OF ASSETS. The Purchaser has valid title to the Consideration and such assets are or as of the Closing shall be held free and clear of all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever (collectively, “Liens”). Upon consummation of the transactions contemplated hereby and receipt of all necessary consents, the Purchaser will have assigned, transferred and conveyed to the Trust, directly or indirectly, good, valid and marketable title to the Consideration, free and clear of all Liens.

(8) LITIGATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by the Purchaser of, or constitute a default by the Purchaser under, any applicable law, rule or regulation, any provision of its organizational documents or any agreement, instrument, decree, judgment or order to which the Purchaser is a party or by which the Purchaser may be bound which would have a material adverse effect on the ability of the Purchaser to comply with or perform any of its obligations under this Agreement. There is no action, suit, proceeding or investigation pending against the Purchaser or, to the Purchaser’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Purchaser to enter into this Agreement or to consummate the transaction contemplated hereby or that would otherwise have a material adverse effect on the ability of the Purchaser to comply with or perform any of its obligations under this Agreement.

(9) TAX MATTERS. The Purchaser has filed or caused to be filed on a timely basis all tax returns and all reports with respect to taxes that are or were required to be filed pursuant to applicable law with respect to the ownership of the Consideration. All such tax returns and reports filed by the Purchaser are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable laws. The Purchaser has paid, or made provision for the payment of, all filed or required to be filed taxes that have or may have become due for all periods covered by all tax returns filed or required to be filed or otherwise relating to the ownership of the Consideration or pursuant to any assessment received by the Purchaser. The Purchaser has made all withholding of taxes relating to the ownership of the Consideration required to be made under all applicable laws, and the amounts withheld have been properly paid over to the appropriate tax authorities. There are no Liens on the Consideration that arose in connection with any failure (or alleged failure) to pay any tax and no basis exists for assertion of any claims attributable to taxes which, if adversely determined, would result in any such Lien.

(10) SOURCE OF FUNDS. The Purchaser represents that the Consideration to be paid for the Shares pursuant to this Agreement does not derive from activity that is or was contrary to law or from a person or location that is or was the subject of a U.S. embargo or other economic sanction and that the Consideration to be paid for the Shares in accordance with this Agreement will not provide any basis for liability for any person under U.S anti-money laundering laws or economic sanctions laws. The Purchaser represents that neither the Purchaser nor any of its nominees or controlled affiliates is on the specially designated Office of Foreign Assets Control (OFAC) list or similar European Union watch list.

(11) LOCK-UP PERIOD. During the period beginning on the date hereof and ending two (2) years after the date that the Shares have been registered with the SEC and have been accepted for trading on a nationally recognized stock exchange (the “Lock-up Period”), the Purchaser will not, without the prior written consent of the Sponsor, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares it holds, nor will the Purchaser seek to have the Trust or the Sponsor redeem the Shares during this time period. Following expiration of the Lock-up Period, the Purchaser may, to the extent permitted by applicable laws, be permitted to redeem the Shares (and any additional shares of Beneficial Interest that it hereafter acquires) in accordance with the Amended and Restated Trust Agreement of the Trust, dated December 23, 2024, by and among the Trust, the Sponsor, CSC Delaware Trust Company, as trustee, and the shareholders of the Trust from time to time thereunder, as may be further amended, restated or supplemented (the “Trust Agreement”).

(12) LEGENDS. It is understood that the Shares shall be subject to the prior review and written consent of the Sponsor and bear all of the legends determined by the Sponsor to be appropriate, including those set forth in clauses (i), (ii) and (iii) below:

(i) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the Shares under such Act or an opinion of counsel reasonably satisfactory to the Trustee of 21Shares Polkadot Trust that such registration is not required.”

(ii) Any legend required by the laws of any other applicable jurisdiction.

The Purchaser and the Trust agree that the legends contained in clauses (i) and (ii) above shall be removed at a holder’s request when they are no longer necessary to ensure compliance with federal securities laws (as reasonably determined by the Sponsor and following delivery of a legal opinion by the Trust’s counsel that such legend or legends, as applicable, may be removed), following prior written notice and consent of the Trust.

(iii) “These shares are subject to a lock-up period that restricts the transfer, assignment or any other disposition of these shares for a period extending until two (2) years following the date that the registration statement on Form S-1 filed by the Trust relating to the Beneficial Interests is declared effective by the SEC. Further information regarding the lock-up period will be provided by the issuer to the holder hereof upon reasonable written request.”

III.	MISCELLANEOUS.

(1) ADDITIONAL CAPITAL CONTRIBUTIONS. At any point until the Beneficial Interests have been registered with the SEC and have been accepted for trading on a nationally recognized stock exchange after effectiveness of the registration statement on Form S-1 for the Trust’s initial public offering (the “Registration Statement”), the Purchaser may seek, but it is under no obligation, to make additional contributions (in cash or in-kind) to the Trust to purchase additional Beneficial Interests, as applicable. The Trust may, but is not required to, accept any such additional contribution, and may decline at any time to permit the Purchaser to purchase additional Beneficial Interests.

(2) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be delivered by e-mail, facsimile or other electronic transmission, and e-mail, facsimile or other electronic copies of executed signature pages shall be binding as originals. The Parties hereby consent to the use of electronic signatures (including PDF, DocuSign, Facsimile and others) in connection with the execution of this Agreement, and further agree that electronic signatures to this Agreement and copies of signatures shall be legally binding with the same force and effect as manually executed signatures.

(3) ADVERTISING. Neither Party hereto is permitted, without the prior written consent of the other Party, to use in public advertising, publicity, public communications or otherwise (including, but not limited to, any press releases, sales materials, product literature or websites) the name of the other Party or its affiliates, or any trade name, trademark, service mark, or logo, or any abbreviation, contraction or simulation thereof owned by the other Party or its affiliates, without such other Party’s prior written consent.

(4) WITHDRAWAL. If the Shares are not accepted for trading on a nationally recognized stock exchange within twenty-four (24) months following Closing, the Purchaser shall have the right to redeem the Shares and withdraw the entire Consideration, including any increase related to staking rewards or other accrued benefits, subject to the redemption procedures as set forth in Section 3.1 of the Trust Agreement, without any further restrictions or lock-up period applying to such withdrawal and redemption.

(5) NO ASSIGNMENT. All of rights and privileges of each Party pursuant to this Agreement shall inure to the benefit of such Party’s successors and permitted assigns. All covenants, representations, warranties and agreements of each Party contained in this Agreement shall bind such Party and such Party’s successors and permitted assigns. No Party shall assign, delegate or otherwise transfer (including by operation of law) any of such Party’s rights or obligations under this Agreement without the prior written consent of the other Party (in its sole discretion), and any purported assignment, delegation or transfer (including, without limitation, by operation of law) shall be null and void, ab initio, and of no force or effect whatsoever. Nothing herein is intended, or will be construed, to give any other person (other than the Parties and their respective successors and permitted assigns) any right, remedy or claim under, to or in respect of this Agreement, the Trust Agreement or any of the other Subject Documents.

(6) AMENDMENT AND WAIVER. No term, condition or provision of this Agreement shall be waived, modified or amended, in each case, without the prior written consent of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any power or right under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Any waiver shall be effective only in the specific instance and for the purpose for which given. Except as otherwise expressly required pursuant to the terms of this Agreement, the Trust Agreement or any other subject agreement, no notice to or demand on any Party in any instance will entitle such Party to any other or further notice or demand in similar or other circumstances.

(7) GOVERNING LAW AND CHOICE OF JURISDICTION. The terms of Section 13.1 (Governing Law) and Section 13.11 (Jurisdiction; Venue; Waiver of Jury Trial) of the Trust Agreement are hereby incorporated by reference in this Agreement, mutatis mutandis, as if fully set forth in this Agreement.

(8) NOTICES. All notices or communications under this Agreement shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by facsimile or by overnight courier, and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing (including the below for the Trust), of the Party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be.

All notices that are required to be provided to the Trust shall be sent to:

21SHARES POLKADOT TRUST

c/o 21Shares US LLC, as Sponsor

477 Madison Avenue, 6th Floor

New York, New York 10022

E-mail: legal@21.co

if to the Sponsor, at:

21Shares US LLC

477 Madison Avenue, 6th Floor

New York, New York 10022

E-mail: legal@21.co

if to the Purchaser, at:

Web 3.0 Technologies Foundation

Gotthardstrasse 3, 6300

Zug, Switzerland

E-mail: finance@web3.foundation

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

21Shares Polkadot Trust*

21Shares US LLC, as Sponsor of the Trust

By:	/s/ Ophelia Snyder
	Name:	Ophelia Snyder
	Title:	President

Web 3.0 Technologies Foundation

By:	/s/ Thomas Fecker Boxler
	Name:	Thomas Fecker Boxler
	Title:	CFO/COO

*	The registrant is a trust, and the undersigned is signing in her capacity as an officer of 21Shares US LLC, the Sponsor of the Trust.

[Signature Page to Subscription Agreement]

Exhibit A

Accredited Investor Questionnaire